Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT executed on May 10, 2012 by and among ARTISAN SPECIALTY FOODS, INC., a corporation organized under the laws of the State of Delaware (“Employer” or the “Company”), and DAVID VOHASKA (“Employee”).

W I T N E S S E T H:

WHEREAS, concurrently herewith the Employer has acquired all of the issued and outstanding shares of Artisan Specialty Foods, Inc., a corporation formed under the laws of the State of Illinois (“Artisan”), from Employee pursuant to a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) among Employer, Innovative Food Holdings, Inc., a Florida corporation (“IVFH”), and Employee in his capacity as the sole shareholder of Artisan; and

WHEREAS, the Company desires to employ Employee on the terms and subject to the conditions hereinafter set forth, and Employee desires so to be employed;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Company and Employee agree as follows:

1. Offices and Duties.  Commencing as of the date the Company consummates the acquisition of Artisan (the “Effective Date”), the Company agrees to employ Employee during the Term (as hereinafter defined) to manage the day-to-day activities of “artisan” and to perform such other duties and work with other employees of the Company and its Affiliates (as defined below, but essentially, IVFH and its subsidiaries, whether now in existence or later established) in connection therewith on behalf of the Company as the Board of Directors of the Company or the Company’s senior officers (e.g., the Chief Executive Officer or the President and Chief Information Officer) may from time to time reasonably direct. The Board of Directors of the Company may elect or designate Employee to serve in such corporate offices of the Company or an Affiliate as it may from time to time deem necessary, proper or advisable with the consent of Employee, which shall not be unreasonably withheld or delayed.  Employee hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company and its Affiliates, perform the duties assigned to him pursuant to this Section.  Employee shall devote all of his business time and attention to the business and affairs of the Company.  The previous sentence notwithstanding, Employee may, during business hours, (i) attend to personal matters involving charitable activities and passive investments and (ii) devote less than 5% of his time to the business of W.A. Imports, Inc., a corporation formed under the laws of Illinois which is in the business of importing, distributing and/or manufacturing citrus products and condiments (“WAI”), which business activities shall be limited to preparing sales invoices and attending trade shows, provided that these matters do not interfere with the performance of his duties and responsibilities under this Agreement.  Employee shall at all times be subject to the direction and control of the Board of Directors of the Company and observe and comply with such rules, regulations, policies and practices as the Board of Directors of the Company may from time to time reasonably establish in the exercise of its good faith discretion.  The term “Affiliate” means, at any time during the Term, any company, corporation, partnership, association or entity of any type or nature that controls or is controlled by the Company, or is under common control with the Company.  By way of illustration, as of the Effective Date, Affiliates include IVFH and all of its subsidiaries.

2. Term.  The employment of Employee hereunder shall commence on the Effective Date and continue for a term ending at the close of business on the day preceding the second anniversary of the Effective Date, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”).  As used herein, “Termination Date” means the last day of the Term.

3. Compensation.

(a) As compensation for his services hereunder, the Company shall pay to Employee during the Term a base salary during the first year at the rate of $120,000.00 per annum and during the second year at the rate of $140,000 per annum (the “Base Salary”), such Base Salary to be paid in substantially equal installments no less often than semi-monthly in accordance with the Company’s normal payroll practices, subject to required tax withholding.

(b) The Employee may also receive such bonus during the Term as the Board of Directors of the Company may determine in its discretion.

(c) In addition to his Base Salary and the discretionary bonus provided for above, Employee shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any medical insurance or other employee benefit plan generally available to other employees of the Company and to receive any other benefits or perquisites generally available to employees of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term.  The Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

4. Expenses.  The Company shall pay directly, or advance funds to Employee or reimburse Employee for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.  In no event shall Employee incur any expense, or related series of expenses, in excess of $250 without the prior written approval of an executive officer.

5. Location.  Except for travel and temporary accommodation reasonably required to perform his services hereunder and travel as may reasonably be requested by the Company, Employee shall perform his services hereunder at Artisan’s offices located at 8121 Ogden Avenue, Lyons, IL 60534.  The Company may request Employee’s attendance at meetings at its main executive offices, currently located in Naples, Florida, or other offices maintained by the Company or its Affiliates, or to participate in other activities at other locations relating to the business of the Company and its Affiliates at reasonable times and frequencies.

6. Office.  The Company shall provide Employee with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as are reasonably necessary for the performance of his services hereunder.

7. Vacation.  Employee shall be entitled to two (2) weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Employee and the Company. Vacation time shall not be cumulative from year to year. Company shall pay Employee for any accumulated but unused vacation days within two weeks following the termination.  Should Employee require time to attend tradeshows relating to WAI, such time shall be charged against the six (6) personal and/or sick days allowed Employees with pay.

8. Confidential Information.

(a) Employee shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all confidential or proprietary information relating to or concerned with the Company and its Affiliates or its and their products, prospective products, operations, business and affairs (“Confidential Information”) and he shall not, at any time hereafter, use or disclose any Confidential Information to any person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company and its Affiliates, and in furtherance of the foregoing Employee agrees that:

(i) Employee will receive, maintain and hold Confidential Information in strict confidence and will use a reasonable standard of care in safeguarding it, but no less than the same level of care in safeguarding it that he uses with his own confidential material of a similar nature;

(ii) Employee will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

(iii) Employee will not utilize Confidential Information without first having obtained the Company’s consent to such utilization, except as may otherwise be required in connection with the business and affairs of the Company and its Affiliates.

(b) The restrictions set forth in Section 8(a) shall not extend to any portion of Confidential Information:

(i) that is generally available to the public;

(ii) that was known to the Employee prior to disclosure (excluding, however, information that was known or disclosed to Employee in connection with his acting as an officer or principal of Artisan);

(iii) that was not acquired, directly or indirectly and/or in any manner, from Artisan, the Company or any of its Affiliates and which Employee lawfully had in his possession prior to the date of this Agreement;

(iv) that, hereafter, through no act or omission on the part of Employee, becomes information generally available to the public.

(c) At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of Employee that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Employee shall, at the Company’s option, be returned to the Company or destroyed.

(d) In the event that Employee becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Employee shall provide the Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, Employee agrees to furnish only such portion of the Confidential Information that is legally required to be furnished.

9. Intellectual Property.

(a) Any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other improvement, development or discovery, invention, trade secret, process, system, technical information, know-how, proprietary right or intellectual property developed, conceived of, invented or otherwise produced by Employee, alone or with others in connection with the design, manufacture and marketing of the products of the Company and its Affiliates, or conceived, developed, created or made by Employee, alone or with others, during the Term and applicable to the business of the Company or its Affiliates, whether or not patentable or registrable (collectively referred to as “Trade Rights”) shall become the sole and exclusive property of the Company.

(b) Employee shall disclose all Trade Rights promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined), in other to obtain, maintain and protect the Company’s right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying the Employee reasonable compensation for any time or effort expended by him in connection with such assistance after the Termination Date.  In furtherance of the foregoing, Employee acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws, the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Employee for the Company or its Affiliates (for the purposes of this Section all of the foregoing is collectively referred to as the “Work”), and any and all elements thereof, shall be deemed to constitute “works for hire” belonging to the Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in the Company.  Employee hereby transfers and conveys to the Company the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, “know-how”, and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work.  If the Work or any of the elements thereof is deemed not to be “works for hire” within the meaning of Title 17, United States Code, Section 101, then Employee hereby assigns and transfers to the Company all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Employee hereby acknowledges.  For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Employee hereby grants to the Company an irrevocable power of attorney.

10. Termination Upon Death or Disability.  Employee’s employment hereunder shall terminate immediately upon his death.  In the event that Employee is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) as determined by a physician reasonably acceptable to Employee (which acceptance shall not be unreasonably withheld or delayed) for 30 consecutive days or an aggregate of 45 days in any consecutive 12-month period, the Company shall have the right to terminate Employee’s employment hereunder within 10 days after the 30th or 45th day, as appropriate, of his disability or incapacity by giving Employee written notice to such effect at least 10 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.  The Company shall continue to pay Employee’s Base Salary and medical benefits until the Termination Date.

11. Termination by the Company for Cause.

(a) In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Employee’s employment upon the occurrence of any one or more of the following events (any of which shall be deemed “cause” under this Agreement):

(i) Employee is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to a felony, and either Employee fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Employee does perfect such an appeal, his conviction of a felony is sustained on appeal; or

(ii) Employee has:

(1)	committed fraud against, or embezzled or misappropriated funds or other assets of, the Company or any Affiliate;

(2)
violated, or caused the Company or any Affiliate or any officer, employee or other agent thereof, or any other person or entity to violate, any law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on the Company or any Affiliates, or any rule, regulation, policy or practice established by the Board of Directors of IVFH or the Company;

(3)	acted in a manner, the cumulative effect of which was materially detrimental or adverse to the interests of the Company or any Affiliates;

(4)	on a persistent or recurring basis failed to perform his duties hereunder; or

(5)	violated, or failed to perform or satisfy any covenant, condition or obligation required to be performed or satisfied by Employee hereunder.

(b) The Company shall effect such termination for cause under paragraph (a) of this Section by giving Employee notice to such effect, setting forth in reasonable detail the factual basis for such termination and the date of termination.  If the event constituting cause is one described in sub-clauses (3), (4) or (5) of the foregoing sub-paragraph 11(a)(ii), such notice shall be given at least ten (10) days prior to the date of termination set forth therein and Employee may avoid such termination if Employee, prior to the date of termination set forth in such notice given with respect to an event constituting cause described in sub-clauses (3), (4) or (5) of the foregoing sub-paragraph 11(a)(ii), cures or explains to the reasonable satisfaction of the Company’s Board of Directors the reasons why the termination should not be effected.

12. Termination by Employee for Good Reason. In addition to any other rights or remedies provided by law or in this Agreement, Employee may terminate his employment hereunder if the Company violates any laws, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least ten (10) days prior to the date of termination set forth therein; provided however that the Company may avoid such termination if it, prior to the date of termination sets forth in such notice, cures or explains to the reasonable satisfaction of Employee the factual basis for termination set forth therein.

13. Termination by the Company for No Reason.  In addition to any other termination rights provided in this Agreement, the Company may terminate Employee’s employment under this Agreement without cause and for no reason or any reason upon ten (10) days prior written notice given at any time after the first anniversary of the date of this Agreement, in which event the Employee shall be entitled to receive the amounts provided for under Sections 14(a) and 14(b) below.

14. Compensation upon Termination.

(a) Upon termination of Employee’s employment hereunder, he shall be entitled to receive, in any case, any compensation or other amount due to him pursuant to Section 3(a) and Section 7 (vacation) in respect of his employment prior to the Termination Date, and from and after the Termination Date, except as otherwise provided in Section 14(b) below, the Company shall have no further obligation to Employee hereunder.  Any amount payable to Employee pursuant to this Section 14(a) upon termination of his employment hereunder shall be paid promptly, and in any event within 10 days, after the Termination Date.

(b) If Employee’s employment is terminated by (i) Employee for “good reason” pursuant to Section 12, and, if prior to the time Employee gives the Company the notice of termination referred to therein, the Company has not given to Employee a notice of termination upon his disability pursuant to Section 10 or "for cause" pursuant to Section 11 hereof; or (ii) the Company under Section 13 for “no reason”, Employee shall be entitled to receive an amount equal to the total amount of his annual Base Salary bonus, or any other amount due him pursuant to Sections 3 AND 7, and medical benefits that would have been payable pursuant to Section 3 and 7 through the original Term of this Agreement.

(c) If Employee shall die prior to Employee’s receipt of all payments required under this Agreement, the Company shall pay Employee’s designated beneficiary or, if there is no designated beneficiary, his estate, all such amounts that would have otherwise been payable to Employee under this Agreement as of the date of his death.

15. Other Consequences of Termination.

(a) Upon the termination of Employee’s employment (for whatever reason and howsoever arising) the Employee shall, without waiving any rights he may have pursuant to the terms hereof or otherwise:

(i) at the request of the Board immediately resign without claim for compensation from any office held by him in the Company and any Affiliate (but without prejudice to any claim for damages for breach of this Agreement or for any compensation which otherwise may be payable pursuant to this Agreement or otherwise) and in the event of his failure to do so the Company and any such Affiliate is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board; and

(ii) immediately repay all outstanding debts or loans due to the Company or any Affiliate, and the Company is hereby authorized to deduct from Base Salary payments due to Employee a sum in repayment of all or any part of any such debts or loans.

16. Non-Competition; Solicitation.

(a) Employee agrees that during his employment with the Company and for a period of two years after Employee leaves the Company’s employ for any reason (other than by termination by the Company without cause or by Employee for good reason), he shall not, without the written consent of the Company, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes directly with any business operation conducted by the Company or its  affiliates or any successor or assign thereof at the time Employee’s employment with the Company is terminated.

(b) In addition to the limitations contained in (a) above, during such two year restricted period, Employee will not engage in any form of commercial enterprise with any of the Company’s suppliers that may or would have a negative effect on the Company’s business.

(c) Employee will not at any time during his employment with the Company and for a period of two years after Employee leaves the Company’s employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Company or any of its Affiliates to work for Employee or for any business, firm, corporation or other entity in which Employee, directly or indirectly, in any capacity described in Section 16(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(d) If any of the covenants contained in this Section 16 or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

(e) If Employee is terminated without cause or the Employee terminates for good reason, the provisions of this Section 16 shall be null and void.

(f) For purposes of this Section 16, (i) the term “Company” shall also mean IVFH and any of its subsidiaries, whether or not now existing; (ii) any act which Employee is prohibited from engaging in pursuant to this Section 16, he is also prohibited from soliciting, hiring, encouraging or retaining any other person to engage in any such activity; and (iii) participation by Employee in the operation of any business other than in connection with the operation of a business which is in direct competition with the Company or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section 16 and the foregoing provisions of this Section 16 shall not prohibit the ownership by Employee (as the result of open market purchase) of 1% or less of any class of capital stock of a corporation which is regularly traded on a national securities exchange, on the NASDAQ System or on an over-the-counter system.  The non-competition provisions of this Section 16 shall be inapplicable to WAI, provided WAI’s business activities and Employee’s involvement with WAI are limited as described in Section 1 of this Agreement.

17. Equitable Remedies.  Employee acknowledges that he has been employed for his unique talents and that his leaving the employ of the Company during the Term of this Agreement would seriously hamper the business of the Company and that the Company will suffer irreparable damage if any provision of Sections 8, 9 or 16 hereof are not performed strictly in accordance with their terms or are otherwise breached.  Employee hereby expressly agrees that the Company shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by Employee and to secure enforcement of the provisions of Sections 8, 9 or 16 hereof.  Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies that the Company may have.

18. Limitation of Authority.  Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

19. Notices.  All notices which are required by or may be given pursuant to the terms of this Agreement must be in writing and must be delivered personally, sent by certified mail, return receipt requested, postage prepaid, facsimile (with written confirmation of transmission) provided, that, notice is also sent via first class, postage prepaid, mail, or sent for next-day delivery by a nationally recognized overnight delivery service as follows: :

to the Company:

3845 Beck Blvd, Suite 805
Naples, Florida 34114
Attn: CEO
 Fax:(239) 254-7900

with a copy to:                      Feder Kaszovitz LLP
845 Third Avenue
New York, New York 10022
Attn: Howard I. Rhine, Esq.
Fax: (212) 888-7776

to Employee:                         To Employee’s home address set forth on the records of the Company.

with a copy to:	Di Monte & Lizak, LLC
216 Higgins Road
Park Ridge, Illinois 60068
Attn: Eugene A. Di Monte, Esq.
Fax: (847) 698-9624

Any of the addresses set forth above may be changed from time to time by written notice from the party requesting the change.  Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by facsimile (with written confirmation of transmission), or five days after mailing by certified mail, return receipt requested, first class postage prepaid, or one day after deposit for next business day delivery by a nationally recognized overnight delivery service.

20. Amendment.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

21. Waiver.  No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right.  No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith.  No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

22. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAW OR CONFLICT OF LAWS.  EACH PARTY TO THIS AGREEMENT SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN NEW YORK COUNTY, NEW YORK, UNITED STATES OF AMERICA, AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK, NEW YORK, UNITED STATES OF AMERICA WITH RESPECT TO ANY MATTER ARISING OUT OF THIS AGREEMENT, AND WAIVES ANY OBJECTION TO VENUE IN THE COUNTIES OF NEW YORK, STATE OF NEW YORK, OR SUCH DISTRICT.  SERVICE OF PROCESS IN ANY PROCEEDING MAY BE MADE IN THE SAME MANNER AS IS PROVIDED FOR THE DELIVERY OF NOTICES UNDER THIS AGREEMENT.

23. Severability.  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

24. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

25. Further Assurances.  Each Party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other Party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to carry out the provisions of this Agreement.

26. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person or entity not a party hereto.

27. Titles and Captions.  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

28. Remedies.  In the event of any actual or prospective breach or default under this Agreement by either Party hereto, the other Party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance.  All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

29. Assignment.  This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any person or entity with or into which IVFH or the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues IVFH or the Company’s business substantially as an entirety.  Except as otherwise expressly provided herein or required by law, Employee shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person or entity may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Employee, or any other ruling, judgment, order, writ or decree.

30. Grammatical Conventions.  Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

31. References.  The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

32. No Presumptions.  Each Party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement.  No Party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other Party hereto drafted or controlled the drafting of this Agreement.

33. Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous, written or oral, agreements, commitments or arrangements relating thereto.

[Remainder of page intentionally left blank.  Signature page appears on next page.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

EMPLOYER:

ARTISAN SPECIALTY FOODS, INC.

By: ________________________________
Name:  Sam Klepfish
Title: CEO

EMPLOYEE:

______________________________________
David Vohaska